EXHIBIT 10.8

CONFIRMATION FOR SWAP TRANSACTION

UNDER EXISTING 1992 MASTER AGREEMENT

TO:	NC Capital Corporation (“Party B”)
18400 Von Karman, Suite 1000
Irvine, CA 92616

ATTN:	Kevin Cloyd
TEL:	949-440-7030
FAX:	949-440-7033

FROM:	Citibank, N.A. (“Party A”)
333 W. 34th Street, 2nd Floor

New	York, New York 10002

ATTN:	Confirmations Unit
TEL:	212-615-8981
FAX	212-615-8985

Date:	September 5, 2003

Our Reference No. 50034057

The purpose of this confirmation is to confirm the terms and conditions of the Swap Transaction entered into between us on the Trade Date specified below (the “Swap Transaction”). This letter constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Definitions”) and the defined terms set forth in the Reference Transaction (as defined below), to the extent used but not defined herein, are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation this Confirmation will govern. Each party represents and warrants to the other that (i) it is duly authorized to enter into this Transaction and to perform its obligations hereunder and (ii) the person executing this Confirmation is duly authorized to execute and deliver it.

1.	This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of September 5, 2003, as amended and supplemented from time to time (the “Agreement”), between you and us. All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below.

2.	The terms of the Swap Transaction to which this Confirmation relates are as follows:

Notional Amount:	The Notional Amount as set forth in the Reference Transaction.

Trade Date:	September 5, 2003

Effective Date:	September 17, 2003

Termination Date:	The Termination Date of the Reference Transaction. For the avoidance of doubt, neither party may designate an Early Termination Date under this Transaction.

Business Day:	As specified in the Reference Transaction

Business Day Convention:	Following

3. Floating Amounts:

A. Party A Floating Amounts

Party A First Floating Rate Amounts:	Any and all amounts actually received by Party A from its Counterparty under and pursuant to the Reference Transaction.

Party A First Floating Rate Payer Amount Payment Dates:	Each day on which Party A receives such payment under the Reference Transaction; provided however, that if such payment is received after 3:00 p.m. New York City time such Party A First Floating Rate Payer Amount Payment Date shall be the next following Business Day.

B. Party B Floating Amounts

Party B First Floating Rate Amounts:	Any and all amounts due from Party A under and pursuant to the Reference Transaction (excluding costs or fees relating to a Swap Counterparty Default); provided, however, that if a Swap Counterparty Default (as defined below) has occurred, it shall be a condition precedent to the payment of any such Party B First Floating Rate Amount that Party A shall actually have paid such amount under the Reference Transaction.

Increase in Party B First Floating Rate Amounts Receivable:

In the event that the amount payable by Party A under the Reference Transaction with respect to any Payment Date, Interim Payment Date or Termination Date, as applicable, referred to in the Reference Transaction must be increased by (i) any withholding taxes or (ii) the Party B Additional Payment (defined below), if any, the amount payable by Party B to Party A pursuant to this Transaction on the related Party B First Floating Rate Payer Amount Payment Date shall be increased accordingly.

“Party B Additional Payment” shall mean, any amounts that would have been owed to Party A pursuant to Section 2(e) or 11 of the ISDA Master Agreement relating to the Reference Transaction but for Part 5(h) or (j), as the case may be, of the Schedule to such ISDA Master Agreement shall be paid by Party B to Party A upon demand by Party A but only to the extent that Party A is neither the Defaulting Party with respect to an Event of Default nor sole Affected Party with respect to a Termination Event under the Reference Transaction.

Party B First Floating Rate Payer Amount Payment Dates:	Each Payment Date, Interim Payment Date and Termination Date referred to in the Reference Transaction, and any Business Day on which Party A owes any Party A Accrued Interest Payment (as defined in the Reference Transaction).

Party B Second Floating Rate Amounts:	The product of (a) the “Party B Rate” (as such term is defined in the Side Letter), (b) the average of the aggregate outstanding face amount of the Secured Liquidity Notes and Extended Notes, if any, each day from and including the preceding Party B Second Floating Rate Payer Amount Payment Date (or, if none, the Effective Date) to, but excluding, such Party B Second Floating Rate Payer Amount Payment Date, and (c) the actual number of days from and including the preceding Party B Second Floating Rate Payer Amount Payment Date to, but excluding, such Party B Second Floating Rate Payer Amount Payment Date divided by 360.

Party B Second Floating Rate Payer Amount Payment Dates:	Each Party B First Floating Rate Payer Amount Payment Date.

C. Payment by Party A and Party B following a Distressed Termination Event:

Upon the occurrence and continuation of a Distressed Termination Event (as defined in the Mortgage Loan Purchase and Servicing Agreement), all payments by Party A and Party B under this Confirmation shall cease and be replaced by the following payment provision:

On the Program Termination Date, Party A shall pay to Party B an amount equal to the excess, if any, of (A) the aggregate amounts paid by Van Karman Funding LLC to Party A pursuant to the Reference Transaction from and including the date on which the Distressed Termination Event occurred to and including the Program Termination Date (the “Wind-down Period”) over (B) the sum of (a) the aggregate amount paid by Party A to Van Karman Funding LLC pursuant the Reference Transaction during the Wind-down Period, (b) the Party B Second Floating Rate Amount that accrued during the Wind-down Period and (c) the amount, if any, payable pursuant to “Increase in Party B First Floating Rate Amount Receivable” above during the Wind-down Period. If the amount equal to the sum of (A) minus (B) above is a negative number, Party B shall pay an amount equal to the absolute value of such amount to Party A on the Program Termination Date.

4. Other Provisions

Calculation Agent:	Party B

Assignment:	This Swap Transaction shall be assigned concurrently with any assignment or transfer of the Reference Transaction pursuant to the terms thereof. The parties acknowledge that any out-of-pocket costs reasonably incurred by Party B associated with the assignment of this Transaction concurrently with the Reference Transaction shall be included in the fees paid by Party A to transfer its obligations to a Successor Counterparty pursuant to the Reference Transaction. Party A shall bear its own cost associated with the assignment of this Transaction.

Reference Transaction:	The Swap Transaction between Party A and Von Karman Funding LLC dated as of the date hereof as amended from time to time.

Swap Counterparty Default:	The occurrence of an Event of Default or Termination Event under Section 5(b)(v) of the Reference Transaction, as to which Party A is the Defaulting Party or Affected Party.

Payment Instructions:

Payment to Citibank N.A.:	Payment to NC Capital Corporation:

To be provided in written instructions.	To be provided in written instructions

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement.

Yours Sincerely,

CITIBANK N.A.

By:     /s/    STEVE INCONTRO

Name:  Steve Incontro

Title:    Director

Confirmed and agreed as of the date first written above:

NC CAPITAL CORPORATION

By:     /s/    KEVIN CLOYD

Name:  Kevin Cloyd

Title:    President